Exhibit 99.2

Contact:	Jane W. McCahon, Vice President, Corporate Relations (312) 592-5379 jane.mccahon@teldta.com

Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS ANNOUNCES PARTIAL REDEMPTION OF 7.6 PERCENT SERIES A NOTES

CHICAGO – Nov. 26, 2010 – Telephone and Data Systems, Inc. (NYSE: TDS, TDS.S) today announced that it will redeem some of its outstanding 7.6 percent Series A Notes due 2041 (NYSE: TDA).   TDS will redeem $217.5 million aggregate principal amount of the $500 million outstanding notes on Dec. 27, 2010, at a redemption price of 100 percent of the principal amount, together with accrued and unpaid interest to the redemption date.  The Depository Trust Company (DTC), the securities’ holder of record, will determine by random lottery how a partial series redemption will be allocated.

As previously announced, TDS sold $200 million of 6.875 percent Senior notes (NYSE: TDE) on Nov. 16, 2010.  Additionally, as part of the Underwriting Agreement, the underwriters exercised their over-allotment option and purchased an additional $25 million of the 6.875 Senior notes on Nov. 24, 2010.  In aggregate, the net proceeds were approximately $217.5 million.

Additional information will be included in a Form 8-K to be filed with the Securities and

Exchange Commission. A notice of partial redemption with instructions is being distributed to registered holders of the notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About TDS

Telephone and Data Systems, Inc. (TDS), a Fortune 500® company, provides wireless, local and long-distance telephone and broadband services to approximately 7.2 million customers in 36 states through its business units, U.S. Cellular and TDS Telecom. Founded in 1969 and headquartered in Chicago, TDS employed 12,300 people as of September 30, 2010.

Visit www.teldta.com for comprehensive financial information, including earnings releases, quarterly and annual filings, shareholder information and more.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of the company to successfully grow its markets; the overall economy; competition; the access to and pricing of unbundled network elements; the ability to obtain or maintain roaming arrangements with other carriers; the state and federal telecommunications regulatory environment; the value of assets and investments; adverse changes in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; industry consolidation; advances in telecommunications technology; uncertainty of access to the capital markets; pending and future litigation; changes in income tax rates, laws, regulations or rulings; acquisitions/divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming revenue and terms, the availability of handset devices, or the mix of products and services offered by U.S. Cellular and TDS Telecom. Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS and its subsidiaries, visit the web sites at:

TDS:  www.teldta.com                                                                         TDS Telecom: www.tdstelecom.com

USM: www.uscellular.com

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